UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2011

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On December 14, 2011, Royal Gold, Inc. (“Royal Gold” or the “Company”) and one of its wholly-owned subsidiaries entered into an Amended and Restated Purchase and Sale Agreement (the “Amended and Restated Agreement”) with Thompson Creek Metals Company Inc. (“Thompson Creek”) and one of its wholly-owned subsidiaries whereby Royal Gold, among other things, agreed to purchase an additional 15% of the payable gold from the Mt. Milligan copper-gold project in exchange for a total of $270 million, $112 million of which will be paid shortly after signing. Thompson Creek intends to use the proceeds from the Amended and Restated Agreement to finance a portion of the construction of the Mt. Milligan project and related costs.

The Amended and Restated Agreement amended and restated the Purchase and Sale Agreement by and among the Company, Thompson Creek, and their respective subsidiaries dated as of October 20, 2010 (the “Original Agreement”). Under the Original Agreement, Royal Gold agreed to purchase 25% of the payable gold produced from the Mt. Milligan project in exchange for a total of $311.5 million, $226.5 million of which was paid following closing. The remaining $85 million was required to be paid over the construction period of the project. The cash purchase price for each payable ounce of gold under the Original Agreement was the lesser of $400 or the prevailing market price until 550,000 payable ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional payable ounce thereafter.

Under the Amended and Restated Agreement, Royal Gold increased its aggregate investment (including amounts previously funded under the Original Agreement and commitments for future funding) from $311.5 million to $581.5 million, and agreed to purchase a total of 40% of the payable ounces of gold produced from the Mt. Milligan project at a cash purchase price equal to the lesser of $435, with no inflation adjustment, or the prevailing market price for each payable ounce of gold (regardless of the number of payable ounces delivered to Royal Gold).

Three business days following the execution of the Amended and Restated Agreement, Royal Gold will make a cash payment of $112 million to Thompson Creek. Following this payment, and taking into account payments totaling $252.6 million made by Royal Gold under the Original Agreement, Royal Gold will make future scheduled payments to Thompson Creek in the aggregate amount of $216.9 million, which will be paid on a quarterly basis commencing on March 1, 2012 at the rate of $45 million per quarter in calendar year 2012, $12 million per quarter in the first two quarters of calendar year 2013, and $12.9 million in the third quarter of calendar year 2013.  Royal Gold’s obligation to make these quarterly payments is subject to the satisfaction of certain conditions included in the Amended and Restated Agreement (including that the aggregate amount of historical payments made by Royal Gold plus the applicable quarterly payment is less than the aggregate costs of developing the Mt. Milligan project incurred or accrued by Thompson Creek as of the date of the applicable quarterly payment). In the event that a quarterly payment is postponed as a result of the failure by Thompson Creek to satisfy a condition precedent, all subsequent quarterly payments will be adjusted forward one full calendar quarter until such time as all conditions precedent have been satisfied for the next scheduled quarterly payment.

The Amended and Restated Agreement contains representations and warranties that each party made to each other as of execution of the Amended and Restated Agreement, as well as representations and warranties that Thompson Creek and its subsidiary will make as of or immediately prior to the date that Royal Gold will make the $112 million cash payment and each date that Royal Gold makes a quarterly payment. The assertions embodied in those representations and warranties were made or will be made solely for the purpose of the Amended and Restated Agreement, which governs the contractual rights and relationships, and allocates risks, among the parties thereto, and may be subject to important qualifications and limitations agreed to by Royal Gold and Thompson Creek in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from that which may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties made by the parties to the Amended and Restated Agreement as statements of factual information at the time they were made or otherwise.

Pursuant to the Amended and Restated Agreement, each of Royal Gold and Thompson Creek agreed to guarantee the performance of the obligations of their respective subsidiaries under the agreement.

The foregoing description of the terms of the Amended and Restated Agreement is qualified in its entirety by the Amended and Restated Agreement, which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Royal Gold first announced the original transaction in a press release on July 15, 2010 with respect to which it filed a Form 8-K on July 15, 2010. Royal Gold filed the Original Agreement as an exhibit to a Form 8-K filed on October 20, 2010.  In connection with entering into the Amended and Restated Agreement, Royal Gold amended the Intercreditor Agreement by and among Royal Gold’s subsidiary, Thompson Creek’s subsidiary and JPMorgan Chase Bank, N.A. dated as of December 10, 2010.

Mt. Milligan is an open pit copper-gold project that Thompson Creek reports is in the middle stages of construction and that it estimates that production will commence in 2013. According to a National Instrument 43-101 technical report regarding the Mt. Milligan project filed on the System for Electronic Document Analysis and Retrieval (SEDAR) under Thompson Creek’s profile on October 13, 2011, proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold, which reserves are estimated to support a mine life of approximately 22 years, with the project estimated to produce on average approximately 194,000 ounces of gold annually over the life of the mine, including estimated average production of 262,000 ounces of gold annually during the first six years of operation.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the right and obligation of Royal Gold to purchase 40% of the payable gold produced from the Mt. Milligan project pursuant to the Amended and Restated Agreement is incorporated into this Item 2.01 by reference.

Item 8.01                                           Other Events

On December 15, 2011, Royal Gold issued a press release announcing the execution of the Amended and Restated Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

10.1                      Amended and Restated Purchase and Sale Agreement by and among Royal Gold, Inc., RGLD Gold AG, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated as of December 14, 2011.*

10.2                      First Amendment to the Intercreditor Agreement by and among JPMorgan Chase Bank, N.A., RGLD Gold AG and Terrane Metals Corp. dated as of December 14, 2011.

99.1                        Press Release dated December 15, 2011.

*                                         Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: December 15, 2011	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1	Amended and Restated Purchase and Sale Agreement by and among Royal Gold, Inc., RGLD Gold AG, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated as of December 14, 2011.*

10.2	First Amendment to the Intercreditor Agreement by and among JPMorgan Chase Bank, N.A., RGLD Gold AG and Terrane Metals Corp. dated as of December 14, 2011.

99.1	Press Release dated December 15, 2011.

*                                         Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.